UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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PG&E CORPORATION

(Name of Registrant as Specified in its Charter)

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April 14, 2021

To: PG&E Corporation Institutional Investors

Re: 2021 Proxy Statement

Dear PG&E Shareholder:

Our 2021 Joint Proxy Statement was filed with the SEC on April 8, and is available on our website at http://investor.pgecorp.com/financials/annual-reports-and-proxy-statements/default.aspx.

In 2020, PG&E Corporation and its subsidiary, Pacific Gas and Electric Company, took responsibility for a series of devastating wildfires and emerged from Chapter 11 proceedings with a plan of reorganization that prioritizes safety and focuses on our customers and local communities.

Under the leadership of PG&E Corporation CEO Patricia K. Poppe and a substantially new Boards of Directors, we believe PG&E has the experience, commitment, and expertise necessary to further enhance our safety culture and implement sustainable improvements to our operations, while continuing to support California’s climate and clean energy goals.

The Joint Proxy Statement provides more detail on the new Boards of Directors, new management team, and our corporate governance practices. It also contains information regarding four management proposals for which we are seeking shareholder approval. The proposals request (1) election of our directors, (2) ratification of the independent auditor, (3) approval of the companies’ executive compensation on an advisory basis, and (4) approval of our 2021 Long-Term Incentive Plan. The Corporation’s Board and management unanimously recommend voting “FOR” these proposals.

We recognize the privilege and responsibility that comes with serving 16 million Californians and are committed to re-gaining the trust of our customers, communities, and investors.

Thank you for investing in PG&E Corporation. As always, we appreciate your feedback, and welcome the opportunity to engage with you, including through meetings or calls with members of our executive and Board leadership. Please contact our Corporate Secretary’s office at CorporateSecretary@pge.com or 415-973-8200, or Investor Relations at invrel@pge-corp.com or 415-972-7080.

Sincerely,

Brian M. Wong	Matthew Fallon
Corporate Secretary	Senior Director
PG&E Corporation	Investor Relations
Pacific Gas and Electric Company	PG&E Corporation